CONSULTING AGREEMENT

                                     BETWEEN
                                 MIKE STANFIELD
                                       AND
                          NORTH AMERICAN RESORTS, INC.

This Agreement entered into this 5th day of August, 1996 by and between North American Resorts, Inc., a Colorado Corporation (hereinafter "North American") and Mike Stanfield (hereinafter "Consultant")

WITNESSETH

         WHEREAS, North American is a corporation engaged in business and is in need of consulting in the form of Public Relations, and other transactions;

         WHEREAS, Consultant is engaged in consulting of this nature, consultant is interested in providing North American with consulting services; and

         WHEREAS, North American wishes to engage consultant to provide services;

NOW THEREFORE, in consideration of the mutual promises, covenants and undertakings herein contained, the parties agree as follows:

1. North American agrees to retain consultant as an independent contractor, and not as an employee of North American, to provide consulting for a maximum period of one (1) year commencing with the effective date of this Agreement and terminating on August 5th, 1997, unless terminated earlier in accordance with the terms of this Agreement. This agreement will continue on a month by month basis unless terminated in writing.

2. It is understood and agreed that consultant shall render such consulting services as requested by North American including without limitation, originating support among the brokerage community, preparing press releases and taking calls from shareholders and prospective investors, the preparation of a due diligence package to be mailed to all interested parties, and other services as may be requested by North American from time to time.

3. North American shall, upon the signing of this Agreement, issue the following shares, 500,000 shares. North American shall agree to immediately file an S-8 with the Securities and Exchange Commission to register the shares.

4. In the event any one or more of the provisions contained in this Agreement shall, for any reason, be expressly held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

5. This Agreement shall be binding on consultant's heirs, legal representatives and assigns, and shall inure to the benefit of any successors and assigns of North American.

6. Any waiver of a right under or breach of a provision of this Agreement shall not be a waiver of any other rights or subsequent breach of the same or other provisions of this Agreement.

7. This Agreement shall be controlled, construed and enforced in accordance with the laws of the State of Florida.

8. This Agreement supersedes all previous agreements between the parties with respect to the subject matter hereof. This Agreement constitutes the entire Agreement between the parties hereto and there are no understandings, representations or warranties of any kind whatsoever except as herein set forth.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate to be effective as of the date written above.

MIKE STANFIELD                      NORTH AMERICAN RESORTS, INC.

by: /s/ MIKE STANFIELD              by: ________________________